As filed with the Securities and Exchange Commission on October 6, 2023

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMAX CORPORATION

(Exact name of Registrant as specified in its charter)

Canada	98-0140269
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2525 Speakman Drive Mississauga, Ontario L5K 1B1 Canada (905) 403-6500	902 Broadway, Floor 20 New York, New York, USA 10010 (212) 821-0100

(Address and telephone number of Registrant’s principal executive offices)

IMAX CORPORATION

SECOND AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

(Full title of the plan)

IMAX U.S.A. Inc.

902 Broadway, Floor 20

New York, NY 10010

(212) 821-0100

(Name, address and telephone number of agent for service)

Copies to:

Gillian Emmett Moldowan, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

(212) 848 4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by IMAX Corporation (the “Company”) for the purpose of registering additional common shares, no par value (the “Common Shares”) under the IMAX Corporation Second Amended and Restated Long-Term Incentive Plan (the “Plan”).

This Registration Statement registers the offer and sale of 2,900,000 additional Common Shares that are available for issuance under the Plan (the “Additional Shares”), as approved by the Board of Directors of the Company (the “Board”) on April 4, 2023 and the Company’s shareholders on June 8, 2023.

Of the 20,600,000 Common Shares currently authorized by the Plan, including the Additional Shares, the offer and sale of which is being registered hereby, the Company has previously registered the offer and sale of: (i) 4,500,000 Common Shares pursuant to the Company’s Registration Statement on Form S-8 filed on June 12, 2013 (Commission File No. 333-189274), (ii) 6,000,000 Common Shares pursuant to the Company’s Registration Statement on Form S-8 filed on June 7, 2016 (Commission File No. 333-211888), and (iii) 7,200,000 Common Shares pursuant to the Company’s Registration Statement on Form S-8 filed on June 4, 2020 (Commission File No. 333-238934) (collectively, the “Original Registration Statements”).

Pursuant to General Instructions E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), the contents of the Original Registration Statements, including any amendments thereto or filings incorporated therein by reference, are incorporated herein by reference and made part of this Registration Statement. Any items in the Original Registration Statements not expressly changed hereby shall be as set forth in the Original Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference into this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (File No. 001-35066), filed with the Commission on February 22, 2023 (the “2022 Annual Report”);

(b) all other reports filed pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, (the “Exchange Act”) since the end of the fiscal year covered by the 2022 Annual Report; and

(c) the description of the Common Shares contained in Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 19, 2020, including any amendment or report filed for the purposes of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The Company’s Second Amended and Restated By-Law No. 1 contains an indemnification of its directors/officers, former directors/officers and persons who have acted at its request to be a director/officer of an entity in which the Company is a shareholder or creditor, to indemnify them, to the extent permitted by the Canada Business Corporations Act, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by them in connection with any action, suit or proceeding in which the directors and/or officers are sued as a result of their service, if they acted honestly and in good faith with a view to the best interests of the Company. The nature of the indemnification prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay to counterparties. The Company has purchased directors’ and officers’ liability insurance. No amount has been accrued in the consolidated balance sheet as at December 31, 2022 with respect to this indemnity.

The Registrant maintains directors’ and officers’ liability insurance with an aggregate policy limit of U.S. $70 million subject to a deductible of U.S. $2,500,000 in respect of securities law claims and U.S. $500,000 in respect of all other claims.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement.

Exhibit No.	Description of Document

4.1	Restated Articles of Incorporation of IMAX Corporation, dated July 30, 2013. Incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q, filed on October 24, 2013.

4.2	Second Amended and Restated By-Law No. 1 of IMAX Corporation, enacted on February 7, 2023. Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, filed on June 14, 2023.

4.3	IMAX Corporation Second Amended and Restated Long-Term Incentive Plan, dated June 3, 2020. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on June 5, 2020.

4.4	Amendment No. 1 to IMAX Corporation Second Amended and Restated Long-Term Incentive Plan, dated June 8, 2023. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on June 14, 2023.

*5.1	Opinion of McCarthy Tétrault LLP, counsel to the Registrant, as to the validity and legality of the securities being registered.

*23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

*23.2	Consent of McCarthy Tétrault LLP. (included in Exhibit 5.1).

*24	Power of Attorney (included on signature page).

*107	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement; Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on October 6, 2023.

IMAX CORPORATION

By:	/s/ Richard L. Gelfond
Name:	Richard L. Gelfond
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard L. Gelfond and Robert D. Lister (except that Mr. Gelfond himself appoints solely Mr. Lister) his or her true and lawful attorneys-in-fact and agents, each acting alone, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the indicated capacities and on October 6, 2023.

Signature	Title

/s/ Richard L. Gelfond
Name: Richard L. Gelfond	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Natasha Fernandes
Name: Natasha Fernandes	Chief Financial Officer (Principal Financial Officer)

/s/ Elizabeth Gitajn
Name: Elizabeth Gitajn	Senior Vice President, Finance & Controller (Principal Accounting Officer)

/s/ Darren D. Throop
Name: Darren D. Throop	Chairman of the Board & Director

/s/ Steve Pamon
Name: Steve Pamon	Director

/s/ Eric A. Demirian
Name: Eric A. Demirian	Director

/s/ Kevin Douglas
Name: Kevin Douglas	Director

/s/ David W. Leebron
Name: David W. Leebron	Director

/s/ Michael MacMillan
Name: Michael MacMillan	Director

/s/ Dana Settle
Name: Dana Settle	Director

/s/ Gail Berman
Name: Gail Berman	Director

/s/ Jen Wong
Name: Jen Wong	Director